UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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NBT Bancorp Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 21, 2019 at 10:00 a.m. local time for the following purposes:

1.	To elect thirteen directors each for a one-year term (Proposal 1);

2.
To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and other related tables and narrative discussion (“Say-on-Pay”) (Proposal 2);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal 3); and

4.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 25, 2019 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Martin A. Dietrich
Martin A. Dietrich
Chairman of the Board

Norwich, New York
April 8, 2019

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2019: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our 2018 Annual Report are available free of charge on our website at www.nbtbancorp.com/bncp/proxy.html.

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 21, 2019

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2019 annual meeting of shareholders. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about April 8, 2019.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 21, 2019 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

•	To elect thirteen directors each for a one-year term (Proposal 1);

•
To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and other related tables and narrative discussion (“Say on Pay”) (Proposal 2);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal 3); and

•	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 21, 2019, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting. If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of our Board.

Shareholders Entitled to Vote

We have set March 25, 2019, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting. Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting. As of March 25, 2019, there were 43,739,886 outstanding shares of our common stock held by holders of record. Each of our shareholders on the record date is entitled to one vote per share.

Quorum Requirement

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Vote Required to Approve the Proposals

Assuming the presence of a quorum at the annual meeting, the voting requirements for the matters presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast FOR the nominee than AGAINST (Proposal 1).

•
The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to approve the Say on Pay Proposal and to ratify the appointment of our independent registered public accounting firm.

Our Board urges our shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or vote via the Internet or by telephone.

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on any of the proposals, you will still be considered present at the annual meeting for purposes of determining a quorum. Abstentions will have no effect on the outcome of the election of directors. For the purpose of the Say-on-Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, abstentions will have the effect of a vote against the proposal.

Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on “routine” matters. Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered “routine” under the applicable rules. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting and will therefore have no effect on the outcome of the voting on any matter presented at the annual meeting.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a shareholder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named persons will vote the shares represented by your proxy:

•	FOR electing thirteen persons nominated by our Board as directors (Proposal 1);

•	FOR approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal 2); and

•	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3).

If any other matters are properly brought before the annual meeting, the persons named in the proxy will vote the shares represented by such proxy or such matters as determined by a majority of the board of directors.

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 20, 2019 for shares held directly and by 11:59 p.m. local time on May 16, 2019 for shares held in a Plan. Internet voting procedures are designed to authenticate shareholders by using the individual control number on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 20, 2019 for shares held directly and by 11:59 p.m. local time on May 16, 2019 for shares held in a Plan. Telephone voting procedures are designed to authenticate shareholders by using the individual control number on your proxy card. If you vote by telephone, you do not need to return your proxy card.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy in one or more of the following ways:

•	Delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;
•	Submitting a later-dated proxy by mail, telephone or via the Internet; or
•	Appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Janette L’Hommedieu, Assistant Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Assistance Corporate Secretary at or before the taking of the vote at the annual meeting. Any later-dated proxy submitted by telephone or via the Internet must be submitted prior to 11:59 p.m. on May 20, 2019 for shares held directly and by 11:59 p.m. local time on May 16, 2019 for shares held in a Plan.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this proxy statement to Janette L’Hommedieu, Assistant Corporate Secretary, by telephone at (607) 337-6530 or by email at JLHommedieu@nbtbank.com.

Annual Report

A copy of our 2018 Annual Report accompanies this Proxy Statement. NBT is required to file an annual report on Form 10-K for its 2018 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Chief Financial Officer, Michael J. Chewens. Our annual report on Form 10-K is available on our website www.nbtbancorp.com.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1	ELECTION OF DIRECTORS

The Company elects all directors annually. Therefore, all thirteen directors are standing for election at the 2019 annual meeting.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR the election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve. Our Board currently believes that each nominee will stand for election and will serve if elected as a director. Assuming the presence of a quorum at the annual meeting, in order for each of the thirteen director nominees to be elected, more votes must be cast FOR the director nominee than AGAINST (Proposal 1). A director who fails to receive more votes FOR his or her election than AGAINST will tender his or her resignation to the Board of Directors for consideration, and our Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results.

Information as to Nominees

Information regarding the nominees continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each director’s biography is as of December 31, 2018. There are no family relationships among the directors or executives. All nominees are currently members of the board of directors of NBT Bank, N.A. (“NBT Bank”).

Board Nominees for 2019

John H. Watt, Jr.,60, serves as the President and Chief Executive Officer (“CEO”) of the Company effective December 19, 2016. Prior to that, Mr. Watt was an Executive Vice President and joined the Company’s executive management team in 2015. He joined the Company and NBT Bank in 2014. Mr. Watt provided executive leadership for key functions, including commercial and consumer lending, credit administration and marketing. Mr. Watt became a director of NBT and NBT Bank in December 2016. Mr. Watt also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company. Mr. Watt has over thirty years of experience in the financial services industry. Prior to joining the Company, he was executive vice president of commercial banking, investment management and bank operations at Alliance Bank, N.A. He was also a member of the board of directors for Alliance Bank and Alliance Financial Corporation, which merged with the Company in 2013. Previously, he was employed by JP Morgan Chase and its predecessors. Mr. Watt has served on numerous community-oriented boards in upstate New York, most recently on the finance committee of the Foundation of The Episcopal Diocese of Central New York, the finance committee of the Allyn Foundation, treasurer of the St. James Episcopal Foundation, member of the Board of Directors of the Chenango County United Way and as President of the board of On Point for College in Syracuse, NY. He is a graduate of Rutgers University with a bachelor’s degree in political science and earned his Juris Doctor from The National Law Center at George Washington University. Mr. Watt’s past experience and current leadership as President and CEO of NBT and NBT Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

Martin A. Dietrich, 63, served as the President and Chief Executive Officer of the Company and NBT Bank from January 2004 to December 19, 2016. Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003. He is currently a director of Preferred Mutual Insurance Company, New York Bankers Association and Norwich Building Tomorrow Foundation Inc. Mr. Dietrich has been a director of NBT Bank since 2003, and NBT since 2005. Mr. Dietrich became Chairman of NBT and NBT Bank Boards in May 2016. Mr. Dietrich also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company. Mr. Dietrich’s past leadership as President and Chief Executive Officer of NBT and NBT Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

Patricia T. Civil, 69, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002. Ms. Civil has been a director of NBT and NBT Bank since 2003. Ms. Civil served as director for Anaran Inc. from December 2007 until its sale to a private equity firm in 2014 and for SRC Inc. from 2006 to 2015. She is currently a director of New York Central Mutual Fire Insurance Company. As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board and her recent service on the board of another public company provides the Board with additional corporate governance expertise.

Timothy E. Delaney, 56, is the President of the Wesson Group LLC. Mr. Delaney is Founder and former President of The Delaney Group, Inc. and is a former Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction. Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982. Mr. Delaney has been a director of NBT since January 2011 and has been a director of NBT Bank since 2006. Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations. Mr. Delaney also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company.

James H. Douglas, 67, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010. Mr. Douglas has been a director of NBT and NBT Bank since January 2011. Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972. Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992. He was then elected as State Treasurer in 1994, a position he held until his election as Governor. Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations. In addition, he is a director for National Life Group and National Life Insurance Company, as well as a director for Union Mutual of Vermont. Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newer market areas. Mr. Douglas also brings executive management and governance experience from his previous positions to the Board. Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

Andrew S. Kowalczyk III, 61, is an attorney and partner at Kowalczyk & Deery, LLP in Utica, New York. His practice focuses on banking, business law and real estate. He was admitted to the New York State Bar in 1983. Mr. Kowalczyk is a graduate of St. Lawrence University and Albany Law School. He is a member of the Oneida County Bar Association, the New York State Bar Association and the American Bar Association. He served on the NBT Bank Advisory Board from 2006 through 2010. He was appointed to NBT Bank’s board in October 2010 and NBT’s board in May 2016. He is a member of the board of trustees of each of Mohawk Valley Health Services (“MVHS”) a not for profit, Faxton St. Luke’s Hospital and St. Elizabeth Hospital, each a not for profit hospital corporation. MVHS is the active parent of each hospital. Mr. Kowalzyk participates as a board member and is a member of each of the audit, investment and pension committees. Mr. Kowalczyk also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company. Mr. Kowalczyk brings leadership experience, legal technical expertise and Utica area market knowledge.

John C. Mitchell, 68, was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008. He is currently a director of Preferred Mutual Insurance Company, Delaware Otsego Corporation and has been a director of NBT Bank and NBT since 1993 and 1994, respectively. Mr. Mitchell’s over twenty years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee.

V. Daniel Robinson II, 62, has served on the Board of Directors of New York Central Mutual Fire Insurance Company since 1986 and was appointed as President and Chief Executive Officer in 2002. He also serves as President, Chief Executive Officer and a board member of automobile insurer A. Central Insurance Company, a subsidiary of New York Central Mutual Fire Insurance Company since 1999. He serves as director and president of A.F. Stager Independent Adjustors, since 1991 and 2018, respectively. He has been a member of the Excellus BlueCross BlueShield Board of Directors since 2014. He has served on the Board of A. O. Fox Hospital, an affiliate association with Bassett Health Care Network, from 2012 through July 2016 and continues his board membership with Basset Health Care Network. Mr. Robinson earned his bachelor’s degree in marketing from St. Bonaventure University. He was appointed to NBT Bank’s board in March 2008 and NBT’s board in May 2016. Mr. Robinson also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company.

Matthew J. Salanger, 63, was the longest-serving President and Chief Executive Officer of United Health Services, Inc. (“UHS”) having held the position from 2007-2017. He also served as President and Chief Executive Officer for UHS Hospitals, including UHS Binghamton General Hospital and UHS Wilson Medical Center from 1994-2017. Upon his retirement as President and Chief Executive Officer, Mr. Salanger continues to provide guidance to UHS in a Senior Strategic Advisor role and as a member of the UHS Board and Executive Committee. Mr. Salanger is a Fellow of the American College of Healthcare Executives, is a member of the Binghamton University Council and recently completed his appointment by New York State Governor Paterson on the State’s Board of Examiners of Nursing Home Administrators. He earned his bachelor of arts degree at the University at Albany/SUNY and his master’s degree in hospital and health administration at Xavier University. He was appointed to NBT Bank’s board in January 2011 and NBT’s board in May 2016. Mr. Salanger brings executive leadership experience, board experience and knowledge of our Binghamton area market.

Joseph A. Santangelo, 66, is President and Chief Executive Officer of Arkell Hall Foundation Inc. Mr. Santangelo has been a director of NBT Bank and NBT since 1991 and 2000, respectively. Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his seventeen plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT. Mr. Santangelo also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company.

Lowell A. Seifter, 66, is Senior Counsel of St. Joseph’s Hospital Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law from 1977 until 2011. From 2002 until 2006, Mr. Seifter was a member of the board of directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, Mr. Seifter served on the Board of Directors of Alliance Financial Corporation and its subsidiary Alliance Bank where he was Chairman of the Compensation Committee and member of the Governance, Business Development and Risk Committees. Mr. Seifter received a B.S. degree from Syracuse University, a Juris Doctor degree from Syracuse University College of Law and is a non-practicing certified public accountant. Mr. Seifter brings technical expertise, leadership experience, industry knowledge and an understanding of the Syracuse market area.

Robert A. Wadsworth, 69, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008. Mr. Wadsworth is currently the Chairman and a director of the board of Preferred Mutual Insurance Company. He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of NBT Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

Jack H. Webb, 66, was the Chairman and Chief Executive Officer of Alliance Financial Corporation from January 2002 until March 2013 when the company merged with NBT at which time Mr. Webb became Executive Vice President of Strategic Support for NBT until May 2015. In March 2013, Mr. Webb also became a director of NBT and NBT Bank. Prior to the merger, he was also the President and Chief Executive Officer of Alliance Bank. He joined Alliance Financial Corporation in May 2000 after a 26-year career with Chase Manhattan Bank. He served on the advisory board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute. His day to day leadership of Alliance Financial Corporation and Alliance Bank provides him with thorough knowledge of the financial services industry as well as NBT’s Syracuse market. Mr. Webb also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 28, 2019 with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	25,600	3,630	29,230	*
Timothy E. Delaney (2)	44,491	-	44,491	*
Martin A. Dietrich (3)	133,069	-	133,069	*
James H. Douglas	7,860	-	7,860	*
Andrew S. Kowalczyk III	5,261	-	5,261	*
John C. Mitchell	33,559	-	33,559	*
V. Daniel Robinson II (4)	601,030	-	601,030	1.37%
Matthew J. Salanger	19,534	-	19,534	*
Joseph A. Santangelo (5)	91,155	-	91,155	*
Lowell A. Seifter	46,217	-	46,217	*
Robert A. Wadsworth	15,906	-	15,906	*
Jack H. Webb	56,335	-	56,335	*
John H. Watt, Jr.	50,178	-	50,178	*
Michael J. Chewens	51,674	-	51,674	*
Timothy L. Brenner	55,244	-	55,244	*
Joseph R. Stagliano	70,652	-	70,652	*
Sarah A. Halliday	8,149	-	8,149	*
Directors and Executive Officers as a Group (21 persons)	1,433,747	3,630	1,437,377	3.29%

(*)	Less than one percent.

(1)	Shares under option from the 2008 Omnibus Incentive Plan, which are exercisable within 60 days of February 28, 2019.

(2)	Includes 12,020 shares held by a trust for which Mr. Delaney has voting discretion.

(3)	Includes 6,523 shares held by a trust for which Mr. Dietrich has voting discretion.

(4)	Includes 587,558 shares held by NYCM of which Mr. Robinson is President and CEO and 2,200 shares held by a trust for which Mr. Robinson has voting discretion.

(5)	Includes 73,573 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 28, 2019, except as indicated below, with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the common stock. As of February 28, 2019, the Company had 43,733,294 outstanding shares of common stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc.	6,416,918	(2)	14.67%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	4,466,130	(3)	10.21%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock as of December 31, 2018. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 28, 2019. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)
BlackRock, Inc. reported that it has sole dispositive power over 6,416,918 shares (14.69% of outstanding shares) and sole voting power over 6,306,263 shares (14.44% of outstanding shares) of Company common stock as of December 31, 2018.

(3)
The Vanguard Group, Inc. reported that it has sole dispositive and voting power over 4,421,313 shares and shared dispositive and voting power over 44,817 shares of NBT common stock as of December 31, 2018, or an aggregate of 10.23% of Company shares outstanding as of such date.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Messrs. Dietrich and Watt, meet the standards of independence set forth by the NASDAQ Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” found on page 43. Mr. Dietrich is not independent because he was formerly the President and Chief Executive Officer of the Company until his retirement in 2016. Mr. Watt is not independent because he is the current President and Chief Executive Officer of the Company.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused. Lead independent director John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp. com/bncp/corporategov.html.

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Any such communication must state the name of the shareholder and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate. At each Board meeting, a member of management presents a summary of all communications received since the last meeting, if applicable, that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit Committee, the Risk Management Committee, the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, technology, internal controls, compliance, legal matters and asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

The Board of Directors previously combined the audit and risk management responsibilities into one committee, the Audit and Risk Management Committee. Given the importance of risk management to the Company, in May 2018, the Board of Directors separated the audit and risk management functions into separate committees with the establishment of the Risk Management Committee. The Risk Management Committee consists of seven directors of which five are independent directors as follows: Ms. Civil (Chair), Mr. Dietrich, Mr. Douglas, Mr. Kowalczyk, Mr. Salanger, Mr. Wadsworth and Mr. Watt. The primary purpose of the Risk Management Committee is to assist the Board of Directors in:

•	Overseeing the Company’s risk management activities and the effectiveness of the Company’s enterprise risk management (“ERM”) framework;
•	Overseeing management’s policies and procedures to identify, measure, monitor and control operational, compliance, regulatory, legal, strategic and reputational risks that confront the Company;
•	Establishing and aligning risk appetite with strategic objectives and strategic planning; and
•	Overseeing the performance of the Company’s Risk Management Division personnel.

The Risk Management Committee charter outlines more specific duties and responsibilities of the committee.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Currently, Mr. Watt serves as the Chief Executive Officer of the Company, while Mr. Dietrich, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Watt to focus on the Company’s operations and strategy, while Mr. Dietrich, among other things, can provide leadership for the Board of Directors, set the agenda for meetings and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The Board of Directors believes it currently benefits from having a director, who is also a former executive officer of the Company, as its Chairman. Mr. Mitchell serves as the lead independent director providing an independent point of contact for the Board of Directors.

Director Attendance at Board Meetings and Annual Meetings

During 2018, the Board held eight meetings. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board held during the period that the individual served; and (2) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served. In addition, directors are expected to attend our annual meeting of shareholders. All directors were in attendance at the 2018 annual meeting, and we expect that all directors will be present at the 2019 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit Committee and Compensation and Benefits Committee. The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit Management	Compensation and Benefits
Patricia T. Civil	✓	✓	✓
Timothy E. Delaney		✓	✓
James H. Douglas	Chair
Andrew S. Kowalczyk III	✓
John C. Mitchell	✓	✓	Chair
V. Daniel Robinson II		✓	✓
Matthew J. Salanger		Chair	✓
Joseph A. Santangelo	✓
Lowell A. Seifter		✓	✓
Robert A. Wadsworth	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws. The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html. This Committee met three times during 2018.

During the past several years, the Nominating and Corporate Governance Committee has engaged in a process to evaluate our corporate governance processes against current trends. To further this endeavor, changes were made to align our corporate governance process with current trends including having our board elected annually, adopting a majority vote standard for directors in uncontested election with a director resignation policy, prohibiting the pledging of Company shares and determining not to adopt a new poison pill following the expiration of the Company’s former poison pill in October 2014. In 2016, the Company made changes to NBT Bank’s board of directors so that the same directors serve on both the Company and Bank boards, in order to improve continuity, efficiency and agility.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders. While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. In addition, in accordance with the Company’s Bylaws:

•	Every director must be a citizen of the United States;
•	Each director must own $1,000 aggregate book value of the Company’s common stock (see ownership guidelines for continuing directors on page 27); and
•	No person shall serve as a director beyond the Company’s annual meeting following the date upon which he or she shall have attained the age of 72 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Committee also has the authority to retain any search firm to assist in the identification of director candidates. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the CEO of NBT. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT at least 150 days prior to the one-year anniversary of the date immediately preceding the prior year’s annual meeting of shareholders. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 4 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Article III, Section 4 of the Company’s Bylaws requires that the notice include: (1) as to each person whom the shareholder proposes to nominate for election as a director, (a) the name and address of such person and (b) the principal occupation or employment of such person; and (2) as to the shareholder giving notice (a) the name and address of such shareholder, (b) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (c) the number of shares of the Company which are beneficially owned by such shareholder.

Audit Committee

The Audit Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. Directors on our Audit Committee meet the expanded independence requirements of audit committee members. In addition, our Board of Directors has determined that Ms. Civil and Mr. Seifter are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met four times in 2018. Responsibilities and duties of this Committee are discussed more fully in the Audit Committee Report on page 45 and in the Audit Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee typically engages in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers. In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (1) implementation of the Company’s short and long-term strategies; (2) financial and operating performance; (3) management development; (4) customer service; and (5) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry. The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s Defined Benefit Pension Plan (“Pension Plan”), 401(k) & Employee Stock Ownership Plan (the “401(k) Plan & ESOP”), the 2008 Omnibus Incentive Plan (the “2008 Plan”) and the 2018 Omnibus Incentive Plan (the “2018 Plan” and together with the 2008 Plan, the “Omnibus Plans”) and awards outstanding under prior equity plans. Pursuant to the terms of the Company’s 2018 Plan, which is the Company’s active equity plan, the Committee may delegate its authority to grant awards to nonexecutive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Watt. A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html. The Committee met five times in 2018.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the “Committee”) will review all cash and equity incentive awards made under the Company’s Omnibus Plans that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Exchange Act) for performance periods beginning on and after January 1, 2016, which occur during the restatement period. If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

 Equity Compensation Clawback Policy

The Committee may specify in an award that a grantee’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a three year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

A directors’ compensation analysis, including a peer comparison was completed in 2018. The goal of the study was to evaluate our director compensation against our peer group to ensure the Company’s compensation practices for our directors is consistent with banks our size and within our similar markets. The analysis revealed that both director cash and equity retainers as well as meeting fees were below peer medians. The peer group used in the director compensation analysis was consistent with the methodology outlined on page 21. Based on the analysis the following recommendations to director compensation were made:

•	Increase member cash retainer from $40,000 to $45,000
•	Increase board chairman and member equity retainer from $25,000 to $30,000
•	Increase per meeting fee from $1,250 to $1,500
•	Increase per committee meeting fees from $1,000 to $1,200
•	Increased the Affiliate Board cash retainer from $2,500 to $3,000

Set forth below is the fee schedule for non-executive directors as of December 31, 2018:

	Cash	Restricted Stock Units
Annual Retainer Fees
Chair:
NBT Bancorp Inc. Board	$50,000	$15,000
NBT Bank, N.A. Board	$50,000	$15,000
Audit Committee	$15,000	$-
Risk Committee	$15,000	$-
All Other Committees	$10,000	$-
Affiliate Board	$3,000	$-
Member:
NBT Bancorp Inc. Board	$22,500	$15,000
NBT Bank, N.A. Board	$22,500	$15,000
Fee per Board Meeting	$1,500	$-
Fee per Committee Meeting	$1,200	$-

The restricted stock unit awards in 2018 were issued pursuant to the 2018 Plan. The restricted stock units awarded to the non-employee directors vest one-third annually beginning on the first anniversary of the grant date.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Patricia T. Civil	94,900	28,506	2,287	125,693
Timothy E. Delaney	71,100	28,506	660	100,266
Martin A. Dietrich	132,400	28,506	18,883	179,789
James H. Douglas	81,300	28,506	-	109,806
Andrew S. Kowalczyk III	73,600	28,506	173	102,279
John C. Mitchell	91,100	28,506	6,200	125,806
V. Daniel Robinson II	71,600	28,506	-	100,106
Matthew J. Salanger	89,700	28,506	-	118,206
Joseph A. Santangelo	88,200	28,506	6,538	123,244
Lowell A. Seifter	80,100	28,506	10,083	118,689
Robert A. Wadsworth	71,300	28,506	1,271	101,077
Jack H. Webb	78,000	28,506	-	106,506

(1)	Includes all fees earned during the fiscal year whether such fees were paid currently or deferred.

(2)
These amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. The director restricted stock unit awards granted for fiscal year ending December 31, 2018, were issued as of May 22, 2018, and the per share fair market value was $36.64. Assumptions used in the calculation of these amounts are materially consistent with those that are included in footnote 14 to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K.

(3)	The aggregate number of outstanding awards as of December 31, 2018, is as follows:

Name	Unvested Restricted Stock Units	Options Exercisable
Patricia T. Civil	1,481	3,630
Timothy E. Delaney	1,481	-
Martin A. Dietrich	1,337	-
James H. Douglas	1,481	-
Andrew S. Kowalczyk III	1,341	-
John C. Mitchell	1,481	-
V. Daniel Robinson II	1,341	-
Matthew J. Salanger	1,341	-
Joseph A. Santangelo	1,481	-
Lowell A. Seifter	1,481	-
Robert A. Wadsworth	1,481	-
Jack H. Webb	1,481	-

(4)
All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and the 2008 Plan for all non-employee directors totaling $14,949; and in the case of Ms. Civil and Mr. Mitchell only, also includes health and/or dental/vision insurance offered through the Company for as part of legacy director benefit plans no longer offered, in the amount of $140 and $3,449, respectively. Mr. Seifter’s all other compensation also includes dividends paid through the Alliance Financial Corporation Deferred Compensation Plan. Mr. Dietrich’s all other compensation also includes amounts earned as an employee of NBT Bancorp Inc. prior to retirement as follows: $16,056 in health and life insurance premiums and $2,828 for the value of split dollar life insurance premiums paid.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers (“NEOs”) of NBT Bancorp Inc.

Name	Age at December 31, 2018	Positions Held with NBT and NBT Bank
John H. Watt, Jr.	60	President and Chief Executive Officer
Michael J. Chewens	57	Senior Executive Vice President and Chief Financial Officer
Timothy L. Brenner	62	Executive Vice President and President of Wealth Management
Joseph R. Stagliano	50	Executive Vice President and President of Retail Community Banking
Sarah A. Halliday	48	Executive Vice President and President of Commercial Banking

Biographical information regarding the NEOs is set forth below. Information regarding Mr. Watt can be found under the section Board Nominees for 2019 found on page 5.

Michael J. Chewens, has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002. Mr. Chewens was Executive Vice President and Chief Financial Officer of same from 1999 to 2001. He joined NBT’s Executive Management Team in 1995 as Senior Vice President and head of the Risk Management Division. Mr. Chewens began his career at NBT Bank in 1994, after gaining ten years of experience in accounting and auditing with KPMG. He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010. Mr. Chewens also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company. Mr. Chewens has over thirty years of experience in accounting and finance. Mr. Chewens graduated from the State University of New York at Oswego with a bachelor’s degree in accounting. He earned an MBA from Syracuse University. Mr. Chewens is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Chewens is also an adjunct professor for the Martin J. Whitman School of Management at Syracuse University.

Timothy L. Brenner, has been Executive Vice President for NBT and President of Wealth Management for NBT Bank since March 2012. He is responsible for developing the company’s wealth management strategies and overseeing the trust, investment and retirement services lines of business, which includes NBT’s 401(k) plan recordkeeping firm, EPIC Advisors, Inc. In 2016, his role was expanded to include oversight of all non-bank lines of business, including NBT Insurance Agency, LLC. Mr. Brenner has over thirty years of experience in the financial services industry. Mr. Brenner also serves on the NBT Financial Services, Inc. Board which is an affiliate board of the Company. Prior to joining NBT, Mr. Brenner was employed at M&T Bank as Senior Vice President of the M&T Investment Group. In this role, he managed the multi-state Institutional Services Division. Previously, Brenner led M&T’s Private Client Services Division. He was also President of the MTB Funds and M&T Life Insurance Company. Prior to that, he was a partner at Vivacqua and Company, an independent financial services and insurance agency. Mr. Brenner earned his bachelor’s degree from Kalamazoo College in Kalamazoo, MI, and his master’s degree in education from John Carroll University in Cleveland, OH.

Joseph R. Stagliano, has been Executive Vice President and President of Retail Community Banking since January 2019. Mr. Stagliano joined the Company in 1999 and held a number of leadership positions in Operations. He was promoted to Chief Information Officer in 2006. In 2008, Mr. Stagliano was promoted to Executive Vice President and joined NBT’s Executive Management Team. He advanced to the position of Executive Vice President, Operations and Retail Banking in 2016. Mr. Stagliano has over twenty-five years of experience in the financial services industry. Prior to joining the Company, he was employed by MetLife where he held leadership roles in customer service and call center management. Mr. Stagliano holds a Bachelor’s Degree in business and public management from SUNY Polytechnic Institute, formerly the State University of New York Institute of Technology in Utica. His community activities include serving on the UHS Chenango Memorial Hospital Board of Directors and serves on the Norwich Building Tomorrow Foundation Inc. Board of Directors. He is a past member of the board of education for the Norwich City School District.

Sarah A. Halliday, has been Executive Vice President and President of Commercial Banking with responsibility for NBT’s Commercial Banking Division since she joined the Company in January 2017. She has more than twenty-five years of experience in banking and commercial lending. Prior to joining the Company, she was employed at M&T Bank as Capital Region Market President. Prior to joining M&T in 2005, Ms. Halliday worked for the New York Business Development Corporation for 11 years as Vice President and Loan Officer. She started her career with Fleet Bank. Ms. Halliday earned her Bachelor of Arts degree from Colgate University, graduating with honors in Economics. She is involved in several community and professional organizations, including the Junior Achievement of Northeastern New York, the foundation for the St. Anne Institute and Rensselaer Polytechnic Institute’s Athletic Council. Ms. Halliday is also on the Community Scholars committee of Union College.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities. Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2018 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis with the exception of one transaction for each NEO reported in a late filing by the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its named executive officers (“NEOs”). This information is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. It also describes the process followed by the Compensation and Benefits Committee (the “Committee”) for making compensation decisions, as well as its rationale for specific decisions related to 2018. The NEOs for 2018 are:

•	John H. Watt, Jr., President and Chief Executive Officer (“CEO”)
•	Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer (“CFO”)
•	Timothy L. Brenner, Executive Vice President and President of Wealth Management
•	Joseph R. Stagliano, Executive Vice President and President of Retail Community Banking
•	Sarah A. Halliday, Executive Vice President and President of Commercial Banking

Executive Summary

The Company has a strong pay for performance culture. Our executive compensation programs are designed to reward the NEOs for making decisions that lead to consistent financial performance and value creation for our shareholders. In 2018, the Company achieved record earnings. As a result, the NEO’s achieved 112% of their targeted opportunity under the annual Executive Incentive Compensation Plan (“EICP”) and 125.0% of their targeted opportunity in performance-vesting stock awards in the first year of the performance period.

2018 Business Highlights

We achieved our highest level of net income and diluted earnings per share in the Company’s 163-year history. The following highlights demonstrate our improved performance from 2017:

•	Diluted earnings per share was $2.56, increasing 37%.
•	Net income was up 37% from 2017.
•	Net interest margin expanded by 11 basis points to 3.58%.
•	Loan growth continued to be strong, increasing 4.6%.
•	Average demand deposits grew 4.7%.

Below is a summary of key financial metrics and results for 2018. Refer to “Pay for Performance” on page 21 for a summary of our pay for performance analysis.

Performance Metric	2018
Net Income ($ Millions)	$112.6
Diluted earnings per share (“EPS”)	$2.56
Return on Average Assets (“ROAA”)	1.20%
Return on Average Tangible Equity (“ROATE”)	11.49%
Loan Growth	4.6%
Demand Deposit Growth	4.7%
Nonperforming Assets (“NPA”) to Total Assets	0.35%

Say-on-Pay Results

We continue to be focused on aligning our compensation plans with our business objectives, performance, shareholder interests and the practices of our peers. We considered the 93.1% non-binding advisory basis approval of the executive compensation of our NEOs by our shareholders at the annual meeting on May 22, 2018 and also have considered feedback from shareholders and commentary received from proxy advisory groups and independent compensation consultants to evaluate our compensation practices. Proxy advisory groups were generally supportive of our pay practices and no significant concerns have been identified. We considered the 93.1% approval rating of the executive compensation of our NEOs as strong endorsement of our compensation programs. In addition, the shareholders provided a 94.9% approval rating of the 2018 Plan, outlining our incentive and equity compensation policies, at the 2018 annual meeting.

Compensation Governance

The Company instituted and maintained policies and practices that promote strong compensation governance:

•	Link a significant portion of compensation to performance through the use of short-term (cash) and long-term (equity) compensation to encourage both proactivity and long-term sustainability.
•	Employ a variety of performance metrics to deter excessive risk-taking by eliminating any incentive focus on a single performance goal.
•	Build in appropriate levels of negative discretion to adjust incentive payouts if results are not aligned with credit quality, regulatory compliance or leading indicators of future financial results.
•	Use equity incentives to promote total return to stockholders, long-term performance and executive retention.
•	Conduct annual incentive risk reviews to ensure that our compensation programs do not promote imprudent behaviors or excessive risk-taking.
•	Engage an independent compensation consultant who advises and reports directly to the Compensation Committee.
•	Prohibit hedging and pledging of Company stock.
•	Require meaningful stock ownership from our executive officers. Our CEO and other NEOs have a requirement of three times and one and half times their base salaries, respectively.
•
Include a clawback policy that, in the event the Company restates its financial results, allows our Board to recoup any excess incentive compensation paid to our executive officers upon which an award is based due to fraud, intentional misconduct or gross negligence.

What Guides Our Program

Compensation Philosophy

The primary goal of our executive compensation philosophy is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company. At the same time, the Committee seeks to maintain an executive compensation program that is competitive with comparably-sized financial institutions. The Committee regularly reviews the compensation components in order to ensure that the NEO’s compensation remains competitive and aligned with Company performance.

The primary objectives of the Company’s executive compensation program are to:

•	Attract and retain talented senior executives;
•	Align executive compensation with our overall business strategies, values and shareholder interests; and
•	Motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following guiding principles are at the core of the Company’s executive compensation program. Executive compensation should be:

•	Closely aligned with both short-term and long-term shareholder interests;
•	Appropriately balanced to reflect performance related to the achievement of corporate and individual goals;
•	Designed to encourage senior executives to build and maintain significant equity investments in the Company; and
•	Determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

The Principal Elements of Pay: Total Direct Compensation (“TDC”)

To encourage our NEOs to execute our business plan and create shareholder value, we seek to align each executive’s compensation with our short-term and long-term financial goals. We focus on TDC, which is the sum of base salary, short-term incentives and long-term equity-based incentives. Our TDC is weighted heavily toward results, with a substantial portion of direct total compensation “at risk.” The following table shows the principal components of TDC, each one contributing to the accomplishment of our compensation program goals:

Compensation Component	Description	Purpose
Base Salary	Pay to recognize executive’s role, responsibilities, skills, experience, individual achievements and NBT performance.	To provide competitive and fair fixed compensation.
Short-Term Cash Incentive Compensation	Annual cash rewards for achievement of pre-determined level of EPS, ROAA and individual goals.
To provide market competitive compensation.

To motivate and reward executives for achieving annual Company, department and individual goals which support our long-term strategic plan.

To encourage executives to make a significant personal contribution to the Company’s success.

Long-Term Equity-Based Incentive Compensation
Performance-based restricted stock units earned over a designated performance period and subject to Company performance.

Time-vesting restricted stock units granted based on individual performance and earned over a designated time-period.

Performance-based and retention awards have an individual performance measure that allows for negative discretion based on an NEO’s individual performance.

To strengthen pay for performance relationship by increasing the weighting of performance-based equity compensation.

To align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top talent.

Our ability to attract and retain exceptional leadership team is also dependent on having a full complement of compensation tools available to us and the flexibility to use them. This includes retirement and other limited benefits and perquisites, as well as the ability to leverage employment, change of control and severance agreements:

Compensation Component	Description	Purpose
Retirement Benefits
NEOs participate in Company-wide tax-qualified plans, including a defined benefit pension plan and a 401(k) Plan & ESOP.

Certain NEOs are eligible to receive a discretionary Company contribution to the deferred compensation plan based on Company and individual performance.

Certain NEOs participate in a Supplemental Executive Retirement Plan (“SERP”).
To provide market competitive and reasonable retirement benefits as well as financial security for retirement. To enhance Company’s ability to attract and retain the executives.
Perquisites and Other Personal Benefits	Benefits may include automobiles, life and disability insurance, long-term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.
Termination and Severance Pay	NEOs have employment agreements providing post-termination severance compensation under certain scenarios, including change in control.	Employment agreements assist in attracting and retaining the NEOs and minimize the impact on executives when exploring or executing strategic change in control opportunities.

Setting Executive Compensation

The Role of the Committee. The Committee operates under a written charter that establishes its responsibilities. A copy of the Committee Charter can be found on the Company’s website at www.nbtbancorp.com. The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of the Company compensation program. The charter gives the Committee the sole responsibility for determining the compensation of the CEO based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Role of CEO. The CEO does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Compensation Committee. The Compensation Committee, with input from its independent compensation consultant, discusses the elements of his compensation in executive session and makes a recommendation to all of the non-management members of the Board for discussion and final approval. The CEO, with input from the Compensation Committee’s independent compensation consultant, assists in setting compensation for the other NEOs.

The Role of the Independent Consultant. The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2018, the Committee retained the services of Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs. The annual executive compensation assessment includes, but is not limited to, an assessment of the Company’s compensation program compared to its peers, recommendations for total direct compensation opportunities (base salary, cash incentives and long-term incentives), an assessment of the Company’s financial performance relative to its peers, and a review of the alignment of pay and performance. The assessments provide the Committee with a broad array of information from which to evaluate the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, Pearl Meyer advises the Committee on best practices in light of the changes in the banking and corporate regulatory environment and assists the Committee in designing compensation arrangements that reflect the Company’s compensation philosophy. In 2018, Pearl Meyer assisted the Compensation Committee in updating its peer group for the purpose of providing the Company with a basis for comparing its compensation against the compensation arrangements provided by other similarly-situated financial institutions. While the Committee considers input from Pearl Meyer when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. The Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (1) the provision of other services to the Company by Pearl Meyer; (2) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue; (3) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (5) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (6) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflict of interest.

Benchmarking

The compensation review process entailed the use of survey data and peer group information prepared and presented by Pearl Meyer to the Committee. The peer group used as reference for TDC and financial performance comparisons consists of community-based banking organizations in the Northeast and in the Midwest with assets between $4 billion and $15 billion (approximately 0.5x – 2x of the Company’s asset size), operating in a market similar to the Company’s and competing for comparable executive talent. In 2018, the peer group consisted of the following companies:

Berkshire Hills Bancorp, Inc.	Independent Bank Corp.
Brookline Bancorp, Inc.	Northwest Bancshares, Inc.
Community Bank System, Inc.	Ocean First Financial Corp
Customers Bancorp, Inc.	Old National Bancorp
Eagle Bancorp, Inc.	Park National Corporation
First Busey Corporation	Provident Financial Services, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
First Financial Bancorp.	Sandy Spring Bancorp, Inc.
First Merchants Corporation	United Financial Bancorp, Inc.
First Midwest Bancorp, Inc.	WSFS Financial Corporation
Flagstar Bancorp, Inc.

The Committee generally sets target TDC (base salary, short-term incentive and long-term incentive opportunity) for the NEOs at levels that are commensurate with individual and Company performance. After reviewing the study, the Committee determined the TDC targets are appropriate and consistent with this approach. It is important to note that this market data was not the sole determinant in setting executive pay levels. The Committee also considers Corporate and individual performance, the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.

Pay for Performance

At the request of the Committee, Pearl Meyer conducts regular analyses to monitor pay and performance alignment (both financial and operational), particularly with regards to the CEO. The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance.

It is the Committee’s philosophy to reward the NEOs for operational excellence. Operational excellence is achieved by selecting a composite of key financial metrics which define management’s strategic objectives and tie to strategy execution and the resulting increase in shareholder value. The Committee reviews TDC regularly in light of the Company’s financial performance. The 2018 study revealed that TDC of the Company’s CEO and top five executives (combined, including CEO) is aligned with operational performance using a composite of five key metrics (ROAA, ROATE, NPA/Total Assets, Efficiency Ratio, and Net Interest Margin). The table below indicates the percentile rankings for the Company in one-year and three-year average performance periods as of year-end 2017, and TDC, versus the peer group. This analysis informed the Committee of the Company’s pay and performance alignment.

	For This Level of Performance…	…TDC Was At This Percentile of the Peer Group
	Composite Measures	CEO	Top 5 Executives
One-Year Performance	73rd percentile	27th percentile	36th percentile
Three-Year Performance	64th percentile	23rd percentile	41st percentile

2018 Compensation Decision

Base Salary

The Committee reviews executive base salaries annually. Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments upon the Committee’s approval.

In 2018, the Committee determined the base salaries of the NEOs based on the Company’s guiding principles and policies and competitive market. Mr. Watt received a 12% increase to bring his TDC closer to peer median. Messrs. Chewens, Brenner and Ms. Halliday each received a 3% salary increase in order to maintain market competitive base salaries and recognize their performance and contribution. Mr. Stagliano received a 5% increase to recognize the addition of Consumer Lending and Marketing to his role. The Committee’s recommendations were in line with the results of the compensation analysis provided by Pearl Meyer. Pearl Meyer was consulted in the development of the CEO compensation package, including base salary. Below are the base salaries for the NEOs for 2018.

Name Executive Officer	January 1, 2018 Base Pay	2018 Base Pay Increase
John H. Watt, Jr.	$725,000	12%
Michael J. Chewens	$488,014	3%
Timothy L. Brenner	$386,250	3%
Joseph R. Stagliano	$372,577	5%
Sarah A. Halliday	$334,750	3%

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity-based incentive compensation. Incentive compensation varies in amount depending on the factors discussed below and is designed to promote superior performance and achievement of corporate goals, to encourage the growth of shareholder value, and to share the long-term growth and profitability of the Company with key employees.

Executive Incentive Compensation Plan (“EICP”)

The EICP is a component of the Omnibus Plans, shareholder-approved incentive plans authorizing several forms of cash and equity- based incentive compensation.

The EICP is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as measured by EPS, ROAA and individual performance objectives. EICP awards are defined as a percentage of salary and weighted between corporate performance goals and individual performance objectives reflecting each executive’s role and responsibilities. If the threshold EPS goal is not achieved, no awards will be paid. When determining the payouts under the EICP, the Committee may objectively adjust the reported performance results considering any of the following events that occur during a performance period: (1) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (2) any reorganization and restructuring programs, and (3) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS and ROAA target levels that will determine year-end payout. The Committee approves the group of employees eligible to participate for that year. The Committee recognizes the current interest rate environment and macroeconomic conditions when setting the incentive compensation targets with a long-term view in building shareholder value and discourages undue risk taking for short-term gains. The EPS target level for 2018 was set at $2.36, a 25% increase from the EPS target level for 2017. A portion of the increase in the EPS target level was due to the Company’s lower federal tax expense from the reduction of the federal corporate tax rate from 35% to 21% with the enactment of the Tax Cuts and Jobs Act in December 2017.

The following table depicts the range of potential payouts to the NEOs under the EICP for 2018 as a percentage of base salary at the end of the year, based upon 100% attainment of corporate EPS goals, without consideration for the potential negative adjustments for the ROAA performance target levels and individual performance objectives.

EICP Payout Level	% of EPS Target	CEO Potential Total Payouts (% of base salary)	Messrs. Brenner, Chewens, Stagliano and Ms. Halliday Potential Total Payouts (% of base salary)
Level 1	90%	30.0%	21.15%
Level 2	95%	45.0%	31.73%
Level 3 Target	100%	60.0%	42.30%
Level 4	104%	67.2%	47.38%
Level 5	109%	75.0%	52.88%

ROAA is an additional corporate performance component of the short-term incentive award. Once the EPS performance level is determined, 15% of the CEO’s award and 10% of the other NEOs’ awards may be reduced if the ROAA target for each EPS performance level is not met. The target level of ROAA increased from 0.92% to 1.12% in 2018 due to net income in 2017 growth targets, with a portion related to lower tax expense related to the Tax Cuts and Jobs Act previously mentioned. The following ROAA targets were set for each level of EPS:

EICP Payout Level	ROAA Target
Level 1	1.01%
Level 2	1.06%
Level 3 Target	1.12%
Level 4	1.17%
Level 5	1.22%

In addition to the EPS and ROAA performance target, the Committee approves individual performance objectives as a component of the overall payout for each of the NEOs. The Committee sets the individual performance objectives for the CEO. The CEO provides input for the individual performance objectives for the other NEOs. Each NEO has several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan. Objectives more critical to the Company are given more significant weight than other objectives. EPS payout level percentages are subject to reduction based upon each NEO’s individual performance objectives with the maximum possible reduction being 100% of the award otherwise payable.

The Company’s diluted EPS of $2.56 was 108% of target EPS performance of $2.36. Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each of the NEOs at the payout level representing achievement of 104% of target EPS in 2018. The Company’s ROAA of 1.20% exceeded the Level 4 ROAA of 1.17% and resulted in 100% payout of the ROAA corporate component of the short-term incentive award.

Each NEO’s individual performance achievement is evaluated against the predefined goals at year-end. The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied by base salary to derive the total payout.

The Committee’s evaluation of Mr. Watt’s performance is primarily based on corporate earnings; however, the Committee has discretion to reduce the amount of his award based on individual performance achievements. In 2018, Mr. Watt led the Company to record earnings levels. In addition, he led growth strategies with key initiatives in our specialty lending, digital and New England market; maintained strong regulatory ratings; cultivated investor relations, emphasized a speak-up culture within the organization and strengthened our succession process. Based on the Company’s record earnings levels and these other achievements, the Committee did not reduce the amount of Mr. Watt’s award in 2018.

For the 2018 performance year, the Committee also set the following individual performance objectives and resulting payout percentage for the other NEOs who remained with the Company at the end of 2018:

Mr. Chewens, Senior Executive Vice President and Chief Financial Officer. Mr. Chewens’ individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure, growing our non-margin business and meeting regulatory compliance. Mr. Chewens achieved his goals of providing leadership and supporting our strategies relative to our growth to an asset size of $10 billion and to new accounting standards, mergers and acquisitions analysis and implementing strategies under the Tax Cuts and Jobs Act. These achievements resulted in his earning 112% of his target incentive pay which was his full potential payout.

Mr. Brenner, Executive Vice President and President of Wealth Management. Mr. Brenner’s individual performance objectives were aligned with the Company’s strategic focus areas of enhancing relevant noninterest income business lines in order to reduce dependency on interest income, develop and retain our human capital and optimizing our cost structure. Specifically, Mr. Brenner achieved his goals of strengthening operational excellence and ensuring high standards in compliance and regulatory matters, enhancing employee engagement and he also successfully closed an acquisition. In addition, Mr. Brenner achieved all of his wealth financial targets. These achievements resulted in his earning 112% of his target incentive which was his full potential payout.

Mr. Stagliano, Executive Vice President and President of Retail Community Banking. Mr. Stagliano’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth, investment in human capital, optimizing our cost structure and furthering our customer value proposition. Further, he was instrumental in driving our key initiative of evolving our technology strategy for long term growth and regulatory requirements, engaging and developing employees for succession planning and future leaders and process improvements. Mr. Stagliano achieved the majority of his revenue and operational goals in Retail Banking, Consumer Lending, Banking Operations, IT and Marketing. These achievements resulted in his earning 112% of his target incentive which was his full potential payout.

Ms. Halliday, Executive Vice President and President of Commercial Banking. Ms. Halliday’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth, recruiting, motivating and retaining our workforce and optimizing our cost structure. Specifically, Ms. Halliday created succession planning strategies for developing talent, collaborated with business partners on revenue growth goals, and enhanced several operational processes. Ms. Halliday achieved the majority of her financial targets. These achievements resulted in Ms. Halliday earning 95% of her target incentive pay.

The Committee considered such results together with the corporate component results in determining awards under the EICP as follows:

Named Executive Officer	2018 Target Incentive ($)	Actual Performance Achievement (% of Target)	2018 Incentive Earned ($)
John H. Watt, Jr.	435,000	112%	487,200
Michael J. Chewens	206,430	112%	231,221
Timothy L. Brenner	163,384	112%	183,005
Joseph R. Stagliano	157,600	112%	176,527
Sarah A. Halliday	141,599	95%	134,814

Omnibus Plans

At our annual meeting of shareholders in May 2018, our shareholders approved our 2018 Plan, pursuant to which we may grant awards in respect of up to 1,250,000 shares of our common stock. The 2018 long-term incentive awards were granted under the 2008 Plan. Effective as of the approval of our 2018 Plan by our shareholders, no new awards may be granted under the 2008 Plan. The Omnibus Plan provides NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards.

The awards outstanding under the Omnibus Plans are further detailed below:

Current Long-Term Incentive Plan:
Executive Long-Term Incentive and Retention Equity Awards
Two Components
1.    Retention Units: Time-based Restricted Stock Units subject to a five-year vesting schedule, with the number of Restricted Stock Units granted based on an Individual Performance measure.
2.    Performance Units: Performance-based Restricted Stock Units dependent upon two-year relative performance based upon a composite score of performance metrics in 2018, 2017 and 2016, and Individual Performance. The composite score includes the following performance metrics: ROAA, ROATE, Net Interest Margin, NPAs to Total Assets and Efficiency Ratio. Units are released one year following completion of the two-year performance period.

Prior Years’ Long-Term Incentive Plans Included in Equity Compensation Tables:
Long-Term Incentive Awards - NEOs
Stock grant for NEOs covering a period of January 2012 to Retirement Date. EPS goals were established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals. Awards have not been granted since 2013.

Stock Options
Nonqualified Stock Options with a five-year vesting schedule (40% year one followed by 20% increments) with an automatic reload. Options have not been granted since 2011, except for reloads on prior grants.

Executive Long-Term Incentive and Retention Equity Awards

In March 2018, the Committee granted Long-Term Incentive and Retention Equity Awards under the 2008 Plan. The 2018 awards (in the form of restricted stock units) are long-term, equity-based incentive awards that link executive compensation to the Company’s profitability and shareholder value. The awards consist of a grant of (1) Performance Units, which vest based on the Company’s achievement of specific performance goals established on the grant date (the outcome of which is substantially uncertain on such date) over a two-year performance period; and (2) Retention Units, which are subject to a time-based vesting schedule (over five years) and a reduction, at the time of grant, based upon the grantee’s achievement of individual performance factors for the 2017 calendar year. The Committee determined the number of Performance Units and Retention Units underlying the awards based on a percentage of the grantee’s salary as of the grant date, which was then converted to a number of units based on the fair market value of the Company’s common stock. In determining the size of the awards, the Committee considered a number of factors, including the grantee’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company, as well as feedback from its independent compensation consultant, Pearl Meyer, on target long-term compensation levels. No dividends or dividend equivalents are currently paid on any unvested awards. With respect to the Performance Units, the performance target for each NEO for the first year of the performance period is based on the Company’s composite score ranking of several performance metrics (defined in the table above) against a comparative peer group. There is a potential for a reduction in the performance target for the following year based upon the Company’s composite score ranking against a comparative peer group. Full vesting and payout of the Performance Units occurs following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control). In addition, the Performance Units are also subject to reduction based upon individual performance in the same manner as the retention award. The following table depicts the composite score performance levels for the 2018 long-term incentive award.

Composite Score Ranking	% Payout Level	CEO Potential Payout % of Salary	Messrs. Chewens, Brenner, Stagliano and Ms. Halliday Potential Payout % of Salary
1	150.0%	52.5%	41.3%
2	143.5%	50.3%	39.5%
3	137.5%	48.1%	37.8%
4	131.3%	46.0%	36.1%
5	125.0%	43.8%	34.4%
6	118.8%	41.6%	32.7%
7	112.5%	39.4%	30.9%
8	106.3%	37.2%	29.2%
9	100.0%	35.0%	27.5%
10	83.4%	29.2%	22.9%
11	66.7%	23.3%	18.3%
12	50.0%	17.5%	13.8%
13 to 17	0.0%	0.0%	0.0%

For 2018, the Company’s composite score ranking was set at 5 and achieved the 125.0% target level payout percentage for the performance component of the award.

As shown in the table below, Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday received the following long-term noncash compensation awards under the 2008 Plan in 2018. In granting these awards, the Committee considered market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Retention Units (1)	Performance Units (2)
John H. Watt, Jr.	7,074	8,843
Michael J. Chewens	3,741	4,677
Timothy L. Brenner	2,961	3,702
Joseph R. Stagliano	2,856	3,570
Sarah A. Halliday	2,566	3,208

(1)	NEOs met their individual performance objectives. The retention units vest 20% each year over the five year vesting period.

(2)
NEOs met their individual performance objectives. The performance units are based on meeting the composite score ranking of 5. The amount of the award above is subject to a potential reduction at December 31, 2019 based upon the quartile ranking of the Company’s composite score ranking against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period. The following table outlines the quartile peer ranking and the corresponding adjustment factor:

Composite Score Performance Factor
Percentile Ranking	Adjustment Factor
Above 50th percentile	100%
Third quartile	75%
Bottom quartile	50%

2019 Compensation Changes

In assessing Mr. Watt’s TDC for 2019, the Committee considered individual and Company performance, current compensation trends, peer group data and feedback from proxy advisory groups. Given Company and individual achievements in 2018 and the desire to bring TDC closer to peer median, the following adjustments were made to Mr. Watt’s compensation:

•	Base salary increased to $761,000 (5% increase);
•	Short-term incentive compensation target increased to 65% of base pay; and
•	Long-term incentive equity compensation increased to 75% of base pay.

Mr. Chewens and Ms. Halliday each received a 3% salary increase and Mr. Brenner received a 5% increase in order to maintain market competitive base salaries and recognize their performance and contribution. Mr. Stagliano received a 9% increase in recognition of his increased responsibilities and promotion to President of Retail Community Banking. The Committee’s recommendations were in line with the results of the compensation analysis provided by Pearl Meyer.

Retirement Plans

Defined Benefit Pension Plan

The eligible NEOs participate in the Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan. The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan. The Pension Plan provides for 100% vesting after three years of qualified service. The Pension Plan has a cash balance feature, in which all of the eligible NEOs participate. The footnotes to the Pension Benefits Table on page 35, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) Plan & ESOP in lieu of interest credits to the cash balance portion of the Pension Plan.

Supplemental Retirement Benefits

Certain NEOs participate in a SERP, which is principally designed to restore benefits that would have been paid to the NEO if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Company and the respective NEO. The narrative that follows the Nonqualified Deferred Compensation table on page 37 contains a detailed description of each SERP.

401(k) Plan & Employee Stock Ownership Plan

The 401(k) Plan & ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the 401(k) Plan & ESOP. Participants in the 401(k) Plan & ESOP may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax or after-tax basis. The Company matches 100% of the first 1% of pay contributed to the plan plus 50% of the next 5% of compensation for a total matching contribution of 3.5% of compensation. Additionally, the Company can make discretionary contributions to the 401(k) Plan & ESOP based on its financial performance. All Company contributions to this retirement plan since 2013 have been made in cash and vest at the rate of 20% per year with full vesting following five years of benefit service. Prior to 2013, Company contributions were made in Company stock. The NEOs participate in the 401(k) Plan & ESOP. The Company may make discretionary contributions to the 401(k) portion of the 401(k) Plan & ESOP to offset the elimination of interest credits to the Pension Plan, as described above. The value of Company contributions to the 401(k) Plan & ESOP are included in the Summary Compensation Table on page 30.

Deferred Compensation Plan and Other Compensation Deferrals

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. The Deferred Compensation Plan also permits the Company to make discretionary contributions to the accounts of eligible employees. Eligible employees are generally those employees determined to be highly-compensated employees of the Company. In addition, the Omnibus Plans permit award recipients to defer receipt of vested equity awards to a future date. Certain NEOs elected to defer compensation or received discretionary contributions as detailed in the Nonqualified Deferred Compensation table on page 37. The Company awarded Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday $200,143, $60,318, $48,720, $48,720 and $41,376, respectively, of base salary discretionary contribution based upon their 2018 performance. Company contributions are not subject to vesting provisions.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company’s guiding compensation principles. These benefits enable the Company to attract and retain superior employees for key positions. During 2018, these benefits included the use of Company-owned automobiles, life and disability insurance, long-term care insurance, and for certain NEOs, club memberships. For the CEO, the Company also maintains a split-dollar bank-owned life insurance policy for the benefit of the Company and the CEO. All NEOs have the use of a Company-owned automobile and any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The dollar amount of these benefits is reflected in the Summary Compensation Table on page 30. The aggregate amounts of perquisites and other personal benefits paid to Messrs. Chewens, Stagliano and Ms. Halliday were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To more directly align their interests with shareholders’ interests, the Committee maintains stock ownership guidelines for the Board of Directors and the Company’s executive management team, including the NEOs. The guidelines include retention requirements for restricted stock units and revised the NEOs required ownership levels to be based on a multiple of salary. The guidelines require directors to own 5,000 shares of Company common stock. The NEOs share requirements are based upon a multiple of salary with the CEO to own 3 times salary of Company common stock, Messrs. Chewens, Brenner, Stagliano and Ms. Halliday to own 1.5 times salary of Company common stock. Vested restricted stock units are included in an individual’s ownership for purposes of compliance with guidelines. The executives must comply with the guidelines within five years from the date of promotion to the executive management team or election to the Board of Directors. Failure to meet the guidelines could, at the Committee’s discretion, affect future equity-based awards. As of December 31, 2018, all NEOs and directors are in compliance or expect to be in compliance with the guidelines.

Hedging and Pledging Policies

All directors and employees are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Company’s securities, including hedging of the Company’s common stock. The Company also prohibits any pledging of Company securities in a margin account and restricts all other pledging of any Company securities by requiring directors and employees to obtain the prior approval of the CEO, CFO or General Counsel before entering into any such agreement.

Risk Assessment

A formal risk assessment of the Company’s incentive compensation plans is performed annually. A risk assessment matrix is used which considers and analyzes the following factors:

•	Type of award and who was eligible for the award;
•	Performance metrics associated with each plan;
•	Conditions of payout;
•	Party responsible for granting awards and assessing performance;
•	Potential risk features in plan design;
•	Major business risks that might be impacted by performance metrics;
•	Correlation of plan’s performance metrics to the Company’s overall business objectives;
•	Consideration of internal controls present to prevent the manipulation of the budgeting process or performance outcomes;
•	Determination of the plan’s risk level as low, moderate or high;
•	Plan provisions for risk mitigation; and
•	Assessment of the plan’s probability to result in adverse material risk.

The annual risk assessment is overseen by the Chief Risk Officer and reviewed annually by the Committee.

Tax and Accounting Matters

Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a company for compensation in excess of one million dollars paid per year to a company’s chief executive officer, chief financial officer and each of its three other most highly compensated executive officers, including certain former employees. Prior to December 2017, compensation that qualified as “performance-based compensation” or fell under certain other specified exceptions under Section 162(m) was exempt from such one million dollar deduction limitation. The Tax Cuts and Jobs Act enacted in December 2017, eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain items of compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017 that is not materially modified. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above. We historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), although we viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.

Generally, to qualify as performance-based compensation, the plan or arrangement had to contain specific performance criteria, specific limits on awards and amounts and must have had shareholder approval. Performance awards under the 2008 Plan (and the specific arrangements thereunder providing for performance awards, such as the EICP) contained specific performance criteria and were intended to meet the performance-based compensation exception to the annual one million dollar deduction limitation.

Section 409A

Section 409A of the Internal Revenue Code (“Section 409A”) generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity-based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering an NEO pursuant to an employment or change in control agreement, which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the NEO to: (1) current income inclusion of the relevant amounts; (2) interest at the IRS underpayment rate; and (3) an additional 20% excise tax. The Nonqualified Deferred Compensation Table on page 37 provides detailed information about the Company’s nonqualified deferred compensation arrangements.

Sections 4999 and 280G

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change in control to a disqualified individual (which terms include the NEOs) equal or exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

All the Company’s NEO employment agreements provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net after-tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an “excess parachute payment.”

Accounting Considerations

The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component’s contribution to the objectives of the Company’s compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the main elements of NEO compensation decisions.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by each of the NEOs for each of the last three completed fiscal years. The compensation received by each NEO was a combination of cash and equity compensation and long-term and short-term compensation. The Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO’s responsibilities and performance.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
John H. Watt, Jr.	2018	725,000	-	523,033	487,200	195,344	238,522	2,169,099
President and	2017	650,000	-	407,858	325,000	156,369	194,852	1,734,079
Chief Executive Officer	2016	394,616	-	130,379	210,000	4,306	223,787	963,088
Michael J. Chewens	2018	488,014	-	276,616	231,221	30,639	110,040	1,136,530
Senior Executive Vice President	2017	473,800	-	272,502	200,000	327,187	103,068	1,376,557
and Chief Financial Officer	2016	460,000	-	498,845	194,580	208,087	95,346	1,456,858
Timothy L. Brenner	2018	386,250	-	218,946	183,005	4,772	91,130	884,103
Executive Vice President and	2017	375,950	-	216,212	159,500	7,167	77,467	836,296
President of Wealth Management	2016	355,794	-	537,369	154,395	5,900	60,394	1,113,852
Joseph R. Stagliano	2018	372,577	-	211,158	176,527	-	64,880	825,142
Executive Vice President and	2017	354,835	-	204,100	151,000	13,788	67,944	791,667
President of Retail Community Banking
Sarah A. Halliday	2018	334,750	-	189,734	134,814	1,904	57,041	718,243
Executive Vice President and	2017	325,000	50,000	186,924	137,800	-	50,775	750,499
President of Commercial Banking

(1)	Certain NEOs deferred a portion of their salary. The deferred portion of their 2018 salary is detailed in the Nonqualified Deferred Compensation table on page 37.

(2)	Ms. Halliday received $50,000 when her employment started in 2017.

(3)
These amounts reflect the aggregate grant date fair value of the performance-based restricted stock unit awards and the retention restricted stock unit awards granted under the 2008 Plan, computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the fair value of the 2018 stock awards are materially consistent with those used to calculate the 2018 stock expense, which are set forth in footnote 14 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2018. For performance restricted stock units, the grant date fair value is based on the number of units that was earned at 125% of target based upon 2018 and 2017 performance and 116.7% of target based upon 2016 performance. The value of the award assuming the highest level of performance conditions are achieved for the 2018, 2017 and 2016 (if applicable) awards would be: John H. Watt, Jr. ($349,526, $292,500, $101,250); Michael J. Chewens ($184,859, $195,443, $189,753); Timothy L. Brenner ($146,319, $155,079, $140,655); Joseph R. Stagliano ($141,148, $146,369) and Sarah A. Halliday ($126,819, $134,063). For the number of shares of retention and performance-based restricted stock units awarded in 2018, see the Grants of Plan-Based Awards Table.

(4)
These amounts reflect cash awards to Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday under the EICP in 2018, 2017 and 2016, which were paid within the first quarter of the following calendar year. Certain NEOs deferred a portion of the 2018, 2017 and 2016 awards. The deferred portion of the 2018 award is detailed in the Nonqualified Deferred Compensation table on page 37.

(5)
The amounts reflect solely the actuarial increase in the present value of the NEOs benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as set forth in footnote 13 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2018, and includes amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. With respect to Mr. Stagliano, no amount is reported in the table because the change in the actuarial present value of his benefits under all qualified and non-qualified pension plans was -$14,886. This was largely due to the increase in discount rate used to value the change in actuarial present value (increased from 4.2% to 4.79%).

(6)	These amounts reflect the following items as applicable for each NEO for 2018:

Compensation	John H. Watt, Jr.	Michael J. Chewens	Timothy L. Brenner	Joseph R. Stagliano	Sarah A. Halliday
Value of matching and discretionary contributions to the 401(k) Plan & ESOP	$12,375	$12,375	$12,375	$12,375	$12,375
Value of life and disability insurance premiums paid by the Company	$12,615	$4,954	$6,005	$3,785	$3,290
Value of Perquisites and Other Personal Benefits (a)	$13,389	$-	$24,030	$-	$-
Value of discretionary contributions to the Deferred Compensation Plan earned in 2018 (b)	$200,143	$60,318	$48,720	$48,720	$41,376
Value of dividends on deferred equity awards	$-	$32,393	$-	$-	$-

(a)
The amount shown for Mr. Watt consists of personal vehicle use of $4,969 and club memberships of $8,420. The amount shown for Mr. Brenner consists of personal vehicle use of $5,489 and club memberships of $18,541.

(b)
The Committee approved a discretionary contribution of 26.3% of Mr. Watt’s salary and 12% of Messrs. Chewens’, Brenner’s, Stagliano’s and Ms. Halliday’s salary in January 2019 as a result of their 2018 performance.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Stock Units (#) (3)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John H. Watt, Jr.	3/26/2018	217,500	435,000	543,750	3,537	7,074	10,611		291,289
	3/26/2018							7,074	231,744
Michael J. Chewens	3/26/2018	103,215	206,430	258,062	1,871	3,741	5,612		154,061
	3/26/2018							3,741	122,555
Timothy L. Brenner	3/26/2018	81,692	163,384	204,249	1,481	2,961	4,442		121,944
	3/26/2018							2,961	97,002
Joseph R. Stagliano	3/26/2018	78,800	157,600	197,019	1,428	2,856	4,285		117,595
	3/26/2018							2,856	93,563
Sarah A. Halliday	3/26/2018	70,800	141,599	177,016	1,283	2,566	3,850		105,672
	3/26/2018							2,566	84,062

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on pages 22-24.

(2)
The restricted stock units in columns (f), (g) and (h) represent performance-based restricted stock unit awards issued pursuant to the 2008 Plan. The performance-based restricted stock units are earned over a two-year performance period, based on the Company’s composite score ranking of several performance metrics against a comparative peer group at the end of the achievement period (December 31, 2018) and subject to a potential reduction at December 31, 2019 based upon the quartile ranking of the Company’s composite score ranking against a comparative group of peer institutions (as defined in the award agreement). Full vesting and payout of the performance-based stock units occurs following the completion of an additional one-year time-based vesting requirement after the end of the performance period.

(3)
The restricted stock units in column (i) represent the retention restricted stock unit awards issued pursuant to the 2008 Plan that vest annually in five substantially equal installments beginning in 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2018, whether granted in 2018 or earlier, including awards that have been transferred other than for value.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)		(g)		(h)	(i)		(j)
John H. Watt, Jr.	3/26/2018	7,074	(5)	244,690	-		-
	3/26/2018	-		-	8,843	(6)	305,879
	1/18/2017	3,808	(5)	131,719	-		-
	1/18/2017	-		-	5,949	(6)	205,776
	1/20/2016	1,635	(5)	56,555	-		-
	1/20/2016	3,183	(4)	110,100	-		-
	1/27/2015	2,500	(2)	86,475	-		-
	1/15/2015	280	(5)	9,685	-		-
	1/27/2014	2,500	(2)	86,475	-		-
Michael J. Chewens	3/26/2018	3,741	(5)	129,401	-		-
	3/26/2018	-		-	4,677		161,777
	1/18/2017	2,544	(5)	87,997	-		-
	1/18/2017	-		-	3,975		137,495
	5/3/2016	10,000	(3)	345,900	-		-
	1/20/2016	3,066	(5)	106,053	-		-
	1/20/2016	5,965	(4)	206,329	-		-
	2/10/2015	2,021	(5)	69,906	-		-
	1/1/2012	1,000	(7)	34,590	-		-
Timothy L. Brenner	3/26/2018	2,961	(5)	102,421	-		-
	3/26/2018	-		-	3,702		128,052
	1/18/2017	2,018	(5)	69,803	-		-
	1/18/2017	-		-	3,154		109,097
	5/3/2016	15,000	(3)	518,850	-		-
	1/20/2016	2,273	(5)	78,623	-		-
	1/20/2016	4,421	(4)	152,922	-		-
	3/5/2015	2,500	(2)	86,475	-		-
	2/10/2015	1,498	(5)	51,816	-		-
	3/15/2012	1,000	(7)	34,590	-		-

Outstanding Equity Awards at Fiscal Year-End (continued)

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)		(g)		(h)	(i)		(j)
Joseph R. Stagliano	3/26/2018	2,856	(5)	98,789	-		-
	3/26/2018	-		-	3,570		123,486
	1/18/2017	1,905	(5)	65,894	-		-
	1/18/2017	-		-	2,977		102,974
	5/3/2016	10,000	(3)	345,900	-		-
	1/20/2016	1,911	(5)	66,101	-		-
	1/20/2016	3,718	(4)	128,606	-		-
	2/10/2015	1,138	(5)	39,363	-		-
	1/1/2012	1,000	(7)	34,590	-		-
Sarah A. Halliday	3/26/2018	2,566	(5)	88,758	-		-
	3/26/2018	-		-	3,208	(6)	110,965
	1/18/2017	1,744	(5)	60,325	-		-
	1/18/2017	-		-	2,727		94,327

(1)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $34.59 on December 31, 2018.

(2)	Represents time-based restricted stock unit awards that vest 100% five years after the date of grant excluding Mr. Brenner whose awards vest 100% four years after the date of its grant.

(3)	Represents time-based restricted stock unit awards that vest 100% five years after the date of grant excluding Mr. Chewens whose awards vest 100% three years after the date of its grant.

(4)	Represents performance based restricted stock unit awards that are earned over a two-year performance period.

(5)	Restricted stock unit awards vest 20% annually over five years.

(6)	The executive has deferred this award.

(7)	Long-Term Incentive Plan awards vest in full upon NEO’s retirement subject to four years of service and reaching age 55.

Option Exercises and Stock Vested

 The following table provides information about stock options exercised and shares vested for each NEO during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
John H. Watt, Jr.	-	-	1,638	62,506
Michael J. Chewens	-	-	8,651	330,122
Timothy L. Brenner	-	-	8,940	336,075
Joseph R. Stagliano	5,500	117,590	5,037	192,212
Sarah A. Halliday	-	-	437	16,676

(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits Table

The following table includes information about each NEO’s benefits under the Company’s Pension Plan and each NEO’s SERP. Messrs. Brenner and Stagliano and Ms. Halliday do not have a SERP with the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)
John H. Watt, Jr.	NBT Bancorp Inc. Defined Benefit Plan	4.00	95,776
	Watt SERP	2.00	264,363
Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	23.00	1,375,344
	Chewens SERP	18.00	1,162,720
Timothy L. Brenner	NBT Bancorp Inc. Defined Benefit Plan	6.00	34,106
Joseph R. Stagliano	NBT Bancorp Inc. Defined Benefit Plan	19.00	121,559
Sarah A. Halliday	NBT Bancorp Inc. Defined Benefit Plan	1.00	1,904

(1)	The above amounts were computed using the following significant assumptions:

•
Mortality for Pension Plan Benefits — The sex-distinct RP-2014 mortality tables for employees and healthy annuitants adjusted to 2006, with projected mortality improvements using scale MP-2018 on a generational basis.

•
Mortality for SERP Benefits — The sex-distinct RP-2014 white collar mortality tables for healthy annuitants adjusted to 2006 with projected mortality improvements using scale MP-2018 on a generational basis.

•	Discount Rate — 4.80% for Pension Plan Benefits, 4.79% for SERP benefits.
•	Salary Increases — 3.00% for Pension Plan Benefits and SERP benefits.
•	Interest Rate Credit for determining projected cash balance account earned as of December 31, 2009 — 3.36%.

•
Interest rates to annuitize cash balance accounts — The three segment interest rates for November 2018 (3.43%, 4.46% and 4.88%) under Internal Revenue Code Section 417(e). Segment 1 is applied to benefit payments expected to be made in the first 5 years, segment 2 is applied to benefit payments expected to be made in the next 15 years and segment 3 is applied thereafter.

•
Mortality to annuitize cash balance accounts — The 2019 Applicable Mortality Table for the determination of present values under Section 417(e)(3)(B) of the Internal Revenue Code prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2019.

•	Assumed Retirement Age — Retirement rates for ages 55-70 for Pension Plan Benefits, age 68 and one month for Mr. Watt’s SERP and age 62 for Mr. Chewens’ SERP.
•
Credited service under the Pension Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

•	ESOP Balance and 401(k) Balance Expected Rate of Return — 8.00% per year for Messrs. Watt and Chewens.
•	Increase in Internal Revenue Code Limits — 2.25% per year.

The NEOs participate in the Pension Plan. The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan. Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours. The Pension Plan provides for 100% vesting after three years of qualified service. Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement. Early retirement eligibility is age 55 with 3 years of service. Messrs. Watt, Chewens and Brenner are eligible for early retirement as of December 31, 2018. All of the NEOs are 100% vested as of December 31, 2018 with the exception of Ms. Halliday. The Pension Plan, as amended and restated effective January 1, 2009, has received favorable determination from the Internal Revenue Service that it is qualified under Section 401(a) of the Internal Revenue Code with such letter being effective October 16, 2015. The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000. Prior to that date, the Pension Plan was a traditional defined benefit pension plan. Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design. All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design. Each of our eligible NEOs participates in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account. Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan. However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2018, benefits under the Pension Plan are computed using a cash balance methodology for participants who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 1.5% to 20% (depending on age and other factors) on the first $275,000 of annual eligible compensation. Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or the Company’s cost for any public or private benefit plan, including the Pension Plan. In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year. The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan. The interest credits on future pay-based credits will be made as discretionary Company contributions to the 401(k) Plan & ESOP. Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above. The Pension Plan has been amended, effective March 1, 2013, to reduce the future annual pay-based credits for most cash balance design participants from 5% to 2.50% per year. The amendment also freezes benefit accruals as of March 1, 2013 for all participants who as of January 1, 2000 elected to continue participating in the traditional defined benefit plan design; their future benefit accruals will be under the cash balance design with annual pay-based credits of 2.50%. The Pension Plan was amended to provide annual pay-based credits to participants hired on or after January 1, 2017 at a rate of 1.50% per year. For 2018, the pay-based credits for Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday, were 20.0%, 19.0%, 2.5%, 2.5% and 1.5%, respectively. The Company’s contributions to the Pension Plan in 2018 for Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday were $55,000, $52,250, $6,875, $6,875 and $4,125, respectively. There were no payments made to NEOs under the Pension Plan or SERPs during 2018.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of, each NEO’s SERP and account under the Deferred Compensation Plan for the fiscal year ending December 31, 2018.

Name	Executive Contributions in 2018 ($) (1)	Company Contributions in 2018 ($) (2) (4)	Aggregate Earnings in 2018 ($) (3)	Aggregate Balance at December 31, 2018 ($)
John H. Watt, Jr.	48,750	353,819	(26,225)	898,924
Michael J. Chewens	243,733	158,067	(260,312)	4,908,366
Timothy L. Brenner	-	48,720	(12,635)	361,867
Joseph R. Stagliano	-	48,720	(18,549)	499,208
Sarah A. Halliday	-	41,376	(3,268)	78,278

(1)
Mr. Watt contributed $48,750 to the Deferred Compensation Plan, which was reported as non-equity incentive plan compensation in the Summary Compensation Table on page 30. Mr. Chewens contributed $243,733 to the Deferred Compensation Plan, which was reported as salary in the Summary Compensation Table on page 30.

(2)	The Summary Compensation Table includes registrant discretionary contributions earned in 2018 and reflected under the column “All Other Compensation” in the Summary Compensation Table.

(3)
The aggregate earnings are from the SERP and Deferred Compensation Plan. The earnings from the Deferred Compensation Plan are due to market value increases on the investments in the Deferred Compensation Plan, which are not an expense to the Company.

(4)	Includes discretionary contribution amounts earned in 2018 (even if not contributed by the Company until 2019).

Supplemental Retirement Benefits

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Pension Plan. Because of these limitations and in order to provide certain executives with adequate retirement income, the Company has entered into supplemental retirement agreements which provide retirement benefits to certain named executives in the manner discussed below.

The Company has entered into agreements with Messrs. Watt and Chewens to provide each executive with supplemental retirement benefits. Mr. Watt’s agreement was executed on December 19, 2016. Mr. Chewens’ agreement was revised most recently on March 10, 2015. Each SERP provides the executive with an annual supplemental benefit at normal retirement equal to the difference between (1) the annual amount of the executive’s benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts, also calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a white collar adjustment to the mortality tables and (2) the annual amount of the executive’s benefit under the Pension Plan and the Company’s 401(k) Plan & ESOP, each calculated giving effect to limitations and restrictions imposed by the Internal Revenue Code. In addition, Mr. Chewens’ agreement provides an additional supplemental benefit in the fixed amount of $83,344 payable in five equal annual installments to the NEO at retirement.

Reduced amounts will be payable under each SERP in the event an executive takes early retirement. Certain survivor benefits are provided in the event an executive dies leaving a surviving spouse. Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 65 for Mr. Watt and age 62 for Mr. Chewens). The SERP for Messrs. Watt and Chewens will at all times be unfunded except that, in the event of a change in control, the Company will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be senior management of the Company. The Deferred Compensation Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus. Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis. Participants are required to elect a time of distribution, either a specific date or at time of separation from employment, and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code. The Deferred Compensation Plan allows for discretionary Company contributions and has been used a retirement benefit component of executive compensation for certain NEOs.

Potential Payments Upon Termination or Change in Control

This section describes and quantifies the payments and benefits that would be payable to each NEO in the event of termination of such NEO’s employment or a change in control pursuant to the employment agreements, equity award agreements and supplemental retirement agreements entered into with each NEO, as well as the Company’s benefit plans provided to the NEOs. The information in the table below is based on the assumption, in each case, that termination of employment and/or change in control occurred on December 31, 2018, utilizing a per share stock price of $34.59, the closing market price of the Company’s common stock on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the NEO’s age. Some of the amounts shown in the table, as further described in the related footnotes, have been previously accrued as expenses of the Company and will not impact earnings when paid.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death ($) (1)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control ($) (2)
John H. Watt, Jr.	Accrued Unpaid Salary & Vacation	58,558	58,558		58,558		58,558		58,558	58,558	58,558	58,558
	Deferred Compensation (11)	623,258	634,561		634,561		623,258		623,258	623,258	623,258	623,258
	Severance (3)	—	—		—		712,086	(4)	—	—	712,086	3,056,437	(5)
	SERP	264,363	248,605		264,363		264,363		—	264,363	264,363	307,402	(6)
	Equity Awards	1,220,058	1,237,353		1,237,353		1,237,353		—	—	1,237,353	1,237,353
	Health & Welfare	—	3,975,000	(7)	200,021	(8)	—		—	—	—	85,044	(9)
	Sub-Total	2,166,237	6,154,077		2,394,856		2,895,618		681,816	946,179	2,895,618	5,368,052
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	2,166,237	6,154,077		2,394,856		2,895,618		681,816	946,179	2,895,618	5,368,052
Michael J. Chewens	Accrued Unpaid Salary & Vacation	30,032	30,032		30,032		30,032		30,032	30,032	30,032	30,032
	Deferred Compensation (11)	3,678,926	3,745,646		3,745,646		3,678,926		3,678,926	3,678,926	3,678,926	3,678,926
	Severance (3)	—	—		—		1,437,964	(12)	—	—	1,437,964	1,997,833	(13)
	SERP	1,102,521	1,039,689		1,102,521		1,102,521		—	1,102,521	1,102,521	1,288,982	(6)
	Equity Awards	933,550	1,279,450		1,279,450		1,244,860		—	—	1,244,860	1,279,450
	Health & Welfare	—	711,000		320,982	(8)	—		—	—	—	48,673	(9)
	Sub-Total	5,745,029	6,805,817		6,478,631		7,494,303		3,708,958	4,811,479	7,494,303	8,323,896
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	68,177
	Total	5,745,029	6,805,817		6,478,631		7,494,303		3,708,958	4,811,479	7,494,303	8,255,719
Timothy L. Brenner	Accrued Unpaid Salary & Vacation	24,141	24,141		24,141		24,141		24,141	24,141	24,141	24,141
	Deferred Compensation (11)	355,421	361,867		361,867		355,421		355,421	355,421	355,421	355,421
	Severance (3)	—	—		—		379,370	(14)	—	—	379,370	1,582,758	(15)
	Equity Awards	813,799	1,332,649		1,332,649		1,211,584		—	—	1,211,584	1,332,649
	Health & Welfare	—	564,000		120,726	(8)	—		—	—	—	30,032	(9)
	Sub-Total	1,193,361	2,282,657		1,839,383		1,970,516		379,562	379,562	1,970,516	3,325,001
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	41,277
	Total	1,193,361	2,282,657		1,839,383		1,970,516		379,562	379,562	1,970,516	3,283,724
Joseph R. Stagliano	Accrued Unpaid Salary & Vacation	27,943	27,943		27,943		27,943		27,943	27,943	27,943	27,943
	Deferred Compensation (11)	490,316	499,208		499,208		490,316		490,316	490,316	490,316	490,316
	Severance (3)	—	—		—		365,941	(18)	—	—	365,941	1,520,937	(19)
	Equity Awards	—	783,429		783,429		748,839		—	—	748,839	783,429
	Health & Welfare	—	533,000		447,667	(8)	—		—	—	—	43,754	(9)
	Sub-Total	518,259	1,843,580		1,758,247		1,633,039		518,259	518,259	1,633,039	2,866,379
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	518,259	1,843,580		1,758,247		1,633,039		518,259	518,259	1,633,039	2,866,379
Sarah A. Halliday	Accrued Unpaid Salary & Vacation	14,806	14,806		14,806		14,806		14,806	14,806	14,806	14,806
	Deferred Compensation (11)	76,883	78,278		78,278		76,883		76,883	76,883	76,883	76,883
	Severance (3)	—	—		—		328,787	(16)	—	—	328,787	1,350,954	(17)
	Equity Awards	—	354,375		354,375		354,375		—	—	354,375	354,375
	Health & Welfare	—	488,000		172,697	(8)	—		—	—	—	43,460	(9)
	Sub-Total	91,689	935,459		620,156		774,851		91,689	91,689	774,851	1,840,478
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	91,689	935,459		620,156		774,851		91,689	91,689	774,851	1,840,478

(1)
The Company pays the premiums on a group term life insurance policy providing a death benefit of 1.5 times salary to a maximum of $1 million to each NEO (with beneficiaries designated by the named executives). The values shown in the table on the “Health & Welfare” line reflect the death benefit payable to the NEO’s beneficiaries by the Company’s insurer. The premiums associated with the life insurance policies for the year 2018 and paid by the Company on behalf of the NEO are included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 6 to that table.

(2)
Change in control severance benefits will only be payable in the following scenarios: (1) the executive is terminated without cause within 24 months following a change in control; or (2) the executive terminates employment for good reason within 24 months following a change in control.

(3)
Severance under a change in control situation is computed for the NEO by the following formula for Messrs. Watt, Chewens, Brenner, and Stagliano and Ms. Halliday: 2.99 multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus earned for the three previous calendar years. The payment is made in three equal annual installments, with the first installment to be made within thirty days of the NEO’s termination and the remaining two installments made on the first business day of January of each of the next two calendar years.

(4)
As of 12/31/2018, Mr. Watt is entitled to the greater of one-half of his base salary ($362,500) or the unpaid portion of his base salary for the unexpired Term of Employment ($725,000), equal to $725,000, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(5)
Mr. Watt is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $3,186,543, based on 2018 amounts of $725,000 for salary and $340,733 for average bonus earned in the three previous calendar years. This total is paid in three installments of $1,062,181. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $3,056,437 shown in the table.

(6)
The SERP amounts previously accrued as expenses of the Company that would not impact earnings when paid were $264,363 and $1,162,720, for Messrs. Watt and Chewens, respectively. Under the change in control provisions in his employment agreement as in effect on December 31, 2018, Mr. Chewens is entitled to receive the supplemental benefit feature under his SERP. This benefit would normally not become vested until at least age 60 for Mr. Chewens but will become immediately and fully vested in the event his employment is terminated without cause or he terminates employment for good reason within 24 months following a change in control of the Company. Mr. Chewens’ agreement was amended on March 10, 2015 to freeze the supplemental benefit feature under his SERP to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014, as computed under Accounting Standards Codification 715-30. This frozen amount, equal to $83,344 for Mr. Chewens, will not increase in future years and will be payable in five equal annual installments to the NEO at retirement. The amendment has been reflected in the amounts shown in the table. This supplemental benefit is assumed to be paid in five equal installments at age 62, per the March 10, 2015 amendment, for Mr. Chewens. The supplemental benefit feature does not apply to Mr. Watt’s SERP.

(7)	Includes the portion of split-dollar life insurance proceeds payable to Mr. Watt’s beneficiary upon his death of $3,000,000 and his death benefit of $975,000 as noted in footnote 1.

(8)
Represents the actuarial net present value as of December 31, 2018, of the payments Messrs. Watt, Chewens, Brenner and Stagliano and Ms. Halliday are entitled to under their Executive Long Term Disability plans as well as Mr. Chewens’ benefits under his supplemental disability policy. In addition to utilizing the RP2014 Male and Female Disability Mortality Tables adjusted to 2006, with projected mortality improvements using Scale MP2018 on a generational basis, the following assumptions were used to calculate the present value: (1) payments would be made until age 65; (2) discount rate of 4.80%; and (3) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

(9)
Under the change in control provisions in the employment agreements Messrs. Watt and Chewens are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for three years (two years for Messrs. Brenner and Stagliano and Ms. Halliday) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law. The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Messrs. Brenner and Stagliano and Ms. Halliday) all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy—using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

(10)
The change in control provisions in the employment agreements provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, in such circumstances, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an “excess parachute payment.” The amounts shown for Messrs. Watt and Stagliano and Ms. Halliday do not reflect any benefit cutbacks, as they are better off on a net after-tax basis by more than $50,000 if paid the full amount. The amount shown for Messrs. Chewens and Brenner reflect a benefit cutback in their severance payment, as they are not better off on a net after-tax basis by more than $50,000 if paid the full amount owed. After reflection of the benefit cutback, an excise tax would not apply to the change in control benefits for Messrs. Chewens and Brenner and all amounts payable would therefore not be rendered nondeductible for purposes of federal income taxes as an excess parachute payment.

(11)
For termination other than death or disability, the deferred compensation payments for Messrs. Watt, Chewens, Brenner and Stagliano and Ms. Halliday, are payable in a lump sum or annual installments, based on their election, following separation of service. The amounts shown in the table have been previously accrued as expenses of the Company. These amounts were discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Internal Revenue Code Section 409A.

(12)
As of 12/31/2018, Mr. Chewens is entitled to three years of salary continuation, at $488,014 per year, discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(13)
Mr. Chewens is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $2,082,877, based on 2018 amounts of $488,014 for salary and $208,600 for average bonus earned in the three previous calendar years. This total is paid in three installments of $694,292. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,997,833 shown in the table.

(14)
As of 12/31/2018, Mr. Brenner is entitled to the greater of one-half of his base salary ($193,125) or the unpaid portion of his base salary for the unexpired Term of Employment ($386,250), equal to $386,250, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(15)
Mr. Brenner is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,650,131, based on 2018 amounts of $386,250 for salary and $165,633 for average bonus earned in the three previous calendar years. This total is paid in three installments of $550,044. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,582,758 shown in the table.

(16)
As of 12/31/2018, Ms. Halliday is entitled to the greater of one-half of her base salary ($167,375) or the unpaid portion of her base salary for the unexpired Term of Employment ($334,750), equal to $334,750, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(17)
Ms. Halliday is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,408,460, based on 2018 amounts of $334,750 for salary and $136,307 for average bonus earned in the previous two calendar years because Ms. Halliday did not receive a bonus in 2016. This total is paid in three installments of $469,487. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,350,954 shown in the table.

(18)
As of 12/31/2018, Mr. Stagliano is entitled to the greater of one-half his base salary ($186,289) or the unpaid portion of his base salary for the unexpired Term of Employment ($372,577), equal to $372,577, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(19)
Mr. Stagliano is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,585,679, based on 2018 amounts of $372,577 for salary and $157,750 for average bonus earned in the previous three calendar years. This total is paid in three installments of $528,560. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2018, equal to 3.66%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,520,937 shown in the table.

Agreements with Executive Officers

Employment Agreements

The Company maintains employment agreements with each of Messrs. Watt, Chewens, Brenner, Stagliano and Ms. Halliday (the “Employment Agreements”). Each of these agreements provide for base salary, subject to annual increases, a performance bonus opportunity, the ability to participate in stock benefit plans, employee benefit plans, and other fringe benefits applicable to executive personnel, including, without limitation, use of a Company car and reimbursement of certain country club dues. All NEOs are also eligible to receive an annual contribution to their deferred compensation account in an amount determined by the Board in its sole discretion.

The Employment Agreements will terminate upon the earlier occurrence of the executive’s death, “disability,” discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the Employment Agreements), January 1, 2019 for each of Messrs. Watt, Brenner, Stagliano, and Ms. Halliday and January 1, 2020 for Mr. Chewens. On December 31, 2018 and each December 31 thereafter, the term of the Employment Agreements for each of Messrs. Watt, Brenner, Stagliano, and Ms. Halliday will automatically extend for one additional year unless either the Company or the executive provides timely, prior notice of non-renewal.

Upon termination of their respective agreements, the executives are each entitled to receive accrued and unpaid salary, accrued rights under NBT’s employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation. If the executive’s employment is terminated by the Company other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the Employment Agreements) each unrelated to a change in control, then, upon execution of a separation agreement and release, each of Messrs. Watt, Brenner, Stagliano, and Ms. Halliday will be entitled to receive a lump sum payment equal to the greater of (1) the base salary that would have been paid during the remaining unexpired term or (2) six months’ base salary while Mr. Chewens would be entitled to a lump sum payment equal to three times base salary.

Each executive has also agreed that for two years after the termination of employment, he or she will not directly or indirectly compete with the Company or NBT Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. Each executive has also agreed that for a period of two years following the Termination Date (as defined in the Employment Agreements), he or she shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or NBT Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or NBT Bank. The Employment Agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he or she knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the “Clawback Clause”).

Change in Control Provisions and Benefits

The Employment Agreements also provide for severance rights related to a change in control. The conditions for payment upon a change in control require both a change in control event and the executive’s termination “without cause” or for “good reason” (i.e. double trigger). The change in control provisions in the Employment Agreements provide in general that, if within 24 months following the date of a change in control of the Company or NBT Bank, as defined in the Employment Agreements, or employment is terminated without cause or by the executive with good reason, then each executive will be entitled to receive 2.99 multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus paid in the three prior calendar years. In addition, the double trigger change in control provisions under the Employment Agreements provide that an executive’s benefit under any SERP will become fully vested (but do not provide that additional service credits or increased compensation formulas are utilized for purposes of calculating their severance amount).

The Employment Agreements do not provide for the right to receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code. Furthermore, the employment agreements provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net after-tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes.

The Employment Agreements provide that in the event the executive becomes entitled to severance payments in connection with a change in control, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after their employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (1) a person or entity acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (3) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (4) the shareholders of the Company approve the Company’s liquidation or dissolution.

Treatment of Equity Awards upon Certain Terminations and in Connection with a Change in Control

Restricted stock unit retention awards become 100% vested upon death, disability, retirement and termination without cause or by the executive for good reason.  Performance-based restricted stock units become 100% vested in the event of death, disability or termination without cause or by executive for good reason after the end of the performance period.  If service terminates prior to the end of the performance period for retirement, termination without cause or by the executive for good reason, then the percentage of shares will vest equal to the number of months of the performance period prior to termination of service divided by twelve. Shares will be delivered within 60 days after the date performance factors are deemed achieved. Long-term incentive plan awards become 100% vested upon termination of service due to death or disability.

In the event of a corporate transaction or change in control as defined in the equity award agreement, 1) all outstanding restricted stock and restricted stock units shall be deemed to have vested, and all shares of common stock and/or cash subject to such awards will be delivered, and 2) at the Board’s discretion restricted stock units will be terminated and cash out or redeemed for securities of equivalent value. If termination occurs for any other reason than specified previously, then unvested shares are forfeited.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, V. Daniel Robinson II, Matthew J. Salanger and Lowell A. Seifter. There are no interlocking relationships involving Compensation and Benefits Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

NBT Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Certain Relationships and Related Party Transactions

NBT Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

During the period from January 1, 2018 through December 31, 2018, NBT Insurance Agency, LLC received $920,500 in commissions from Preferred Mutual Insurance Company, of which Director Robert A. Wadsworth was chairman of the board of directors and $1,804,900 in commissions from New York Central Mutual Fire Insurance Company, of which Director V. Daniel Robinson II was the President and Chief Executive Officer and board member.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit Committee is responsible for reviewing potential conflict of interest situations. Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between the Company and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve System. The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by NBT Bank, and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board of Directors. A summary report of all insider loans outstanding and committed is also presented to the Board of Directors on a regular basis.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
Patricia T. Civil
Timothy E. Delaney
V. Daniel Robinson, II
Matthew J. Salanger
Lowell A. Seifter

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

The Company identified the median employee using base salary, bonus and any long term incentive stock awards granted in 2018. With the exception of the CEO, all employees of the Company and its subsidiaries who were employed as of December 31, 2018 were included (including subsidiary employees). Base salaries were annualized for employees who were not employed for the full year. After identifying the median employee, the Company calculated annual total compensation for such employee applying the same methodology used in the calculation of the Summary Compensation for our CEO and named executive officers. This methodology was the same as was used in calculating the pay ratio for last year’s proxy statement.

Mr. Watt’s 2018 annual total compensation was $2,169,099 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2018 was $48,586. As a result, we estimate that Mr. Watt’s 2018 annual total compensation was approximately 45 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Audit Committee Report

Our Audit Committee is comprised of six directors who are not officers or employees of NBT. Each of the members of the Audit Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market. The Audit Committee held four meetings during 2018. The meetings were designed to facilitate and encourage private communication between the Audit Committee, the Director of Internal Audit and our independent registered public accounting firm, KPMG LLP.

Our Audit Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2018, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the adequacy of the Company’s accounting, financial, and compliance controls, and selects the Company’s independent registered public accounting firm.

The Audit Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2018. Among the procedures performed, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with NBT management and KPMG LLP, our independent registered public accounting firm;
•	Discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and
•	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of KPMG LLP as the Company’s independent registered public accounting firm.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee
of
NBT Bancorp Inc.

Matthew J. Salanger (Chair)
Patricia T. Civil, CPA
Timothy E. Delaney
John C. Mitchell
V. Daniel Robinson II
Lowell A. Seifter

PROPOSAL 2	NON-BINDING ADVISORY VOTE REGARDING COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

The Company is providing its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its NEOs as disclosed in this Proxy Statement.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosure contained on pages 17 to 44 of this Proxy Statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between each NEO’s compensation and the Company’s short and long-term performance. The primary objectives of the Company’s executive compensation program are to attract and retain talented senior executives and to motivate senior executives by rewarding them for outstanding corporate and individual performance.

The Company is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of NBT Bancorp Inc. approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the summary compensation tables and the other related tables and narrative disclosure contained on pages 17 to 44 of the Company’s Proxy Statement for its 2019 annual meeting of shareholders.”

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve this Proposal 2. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained on pages 17 to 44 of this Proxy Statement.

PROPOSAL 3	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019. KPMG LLP has served as our independent registered public accounting firm since 1987. We expect representatives of KPMG LLP to be present at our annual meeting. Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2018 and 2017, and fees billed for other services provided by KPMG LLP. Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit Committee is required.

	2018	2017
Audit Fees (1)	$1,020,500	$984,000
Audit Related Fees (2)	88,000	61,000
Tax Fees (3)	3,500	-
Other Fees (4)	-	228,161
Total Fees	$1,112,000	$1,273,161

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for review of tax returns, examination assistance and other tax compliance work.

(4)	Other Fees consist of fees for risk advisory services provided.

Audit Committee Review

Our Audit Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit Committee Pre-Approval Requirements

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP. Annually, the Audit Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit Committee’s annual pre-approval. All audit and non-audit services performed by KPMG LLP during fiscal 2018 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2018 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

 OTHER MATTERS

Shareholder Proposals for the 2020 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2020 annual meeting of shareholders must be received by the Company by December 10, 2019. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2020 annual meeting. Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than January 22, 2020 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2018 Annual Report may be sent to an address shared by more than one shareholder. This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs. If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2018 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, or by telephone at (800) 628-2265, option 7. Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this Proxy Statement. If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters. The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

NBT Bancorp Inc. 52 South Broad Street Norwich, NY 13815  VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK E68585-P22910 KEEP THIS PORTION FOR YOUR RECORDS  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  NBT BANCORP INC. The Board of Directors recommends you vote FOR each of the following director nominees: 1. To elect thirteen directors, each for a one-year term (Proposal 1). Nominees: For Against Abstain 1a. John H. Watt, Jr. ! ! ! 1b. Martin A. Dietrich ! ! ! 1c. Patricia T. Civil ! ! ! 1d. Timothy E. Delaney ! ! ! 1e. James H. Douglas ! ! ! 1f. Andrew S. Kowalczyk, III ! ! ! 1g. John C. Mitchell  ! ! ! 1h. V. Daniel Robinson, II ! ! ! 1i. Matthew J. Salanger ! ! ! For Address Changes/Comments, mark here and see reverse for instructions. ! Please indicate if you plan to attend this meeting. Yes No  ! !  For Against Abstain  1j. Joseph A. Santangelo ! ! ! 1k. Lowell A. Seifter ! ! ! 1l. Robert A. Wadsworth ! ! ! 1m. Jack H. Webb ! ! !  The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. To approve, on a non-binding, advisory basis, the Company’s executive compensation policies (“Say on Pay”) (Proposal 2). ! ! ! 3. To ratify the appointment of KPMG LLP as NBT Bancorp Inc.’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal 3). ! ! ! NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT Bancorp Inc.’s Board of Directors, upon such other business that may properly come before the meeting. Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date  Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.nbtbancorp.com/bncp/proxy.html E68586-P22910 NBT BANCORP INC. Annual Meeting of Shareholders May 21, 2019 10:00 a.m. This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Kathie J. Deierlein, with full power of substitution, proxy to represent the undersigned shareholder(s) at the Annual Meeting of Shareholders of NBT Bancorp Inc. (“NBT”) to be held at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901, on May 21, 2019, at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT’s common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the following proposals described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT’s Board of Directors, upon any other matters that may properly come before the meeting. This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR the election of all director nominees listed in Proposal 1 and FOR Proposals 2 and 3. The undersigned shareholder hereby revokes any proxy or proxies heretofore given. Address Changes/Comments:  (If you noted any Address Changes and/or Comments above, please mark corresponding box on reverse side.) Continued, and signature required, on reverse side